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                                                                Exhibit 99(c)(3)

                           SIGNATURE BRANDS USA, INC.

                                                               February 17, 1998

David Fannin, Esq.
Sunbeam Corporation
1615 South Congress Avenue, Suite 200
Delray Beach, Florida 33445

Dear Sir:

     In connection with your meetings and discussions with employees of Signature Brands USA, Inc. (the 'Company') regarding a possible business transaction (a 'Transaction'), you have requested certain oral and written information concerning the Company. As a condition of such meetings and discussions and being furnished with such information (referred to herein and defined below as the 'Evaluation Material'), you agree to the following:

      1. The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction involving the Company. Such information will be kept confidential by you and your representatives, advisors, directors, officers, employees, affiliates agents and clients (collectively your 'Representatives'), except that you may disclose the Evaluation Material or portions thereof to those of your Representatives who need to know such information for the purpose of evaluating the merits of a possible Transaction with the Company. You agree that you will inform your Representatives in advance of the confidential nature of the Evaluation Material, and that you will be responsible for any breach of this agreement by your Representatives. You agree to undertake all reasonable efforts to safeguard the Evaluation Material you receive from the Company from disclosure or use other than as permitted hereby.

      2. The term 'Evaluation Material' shall mean all oral, written or electronic information, whether or not labeled, furnished or otherwise acquired by you from the Company in any manner, whether before, on or after the date of this agreement, relating to the Company or the possible Transaction, including but not limited to information regarding finances, markets, properties, methods of doing business, personnel, legal affairs, plans, sales, products, processes and customers. The term 'Evaluation Material' does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by your or any of your Representatives in violation of this agreement, (ii) was available to you on a non-confidential basis from a third party prior to its disclosure pursuant to this agreement, provided that to your knowledge after inquiry the third party was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company and did not receive the information from another third party source which was so bound or (iii) becomes available to you on a non-confidential basis from a third party, provided that to your knowledge after inquiry the third party is not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company and did not receive the information from another third party source who is so bound.

      3. Without the prior written consent of the Company, for a period of two years, you will not, and will direct your Representatives not to, directly or indirectly, solicit for employment any management employee, as of the date of this agreement, of the Company. Nothing herein will preclude you from entering into independent arrangements with persons who are not currently management employees with the Company.

      4. Without the prior written consent of the Company, you will not, and will direct your Representatives not to, and without your prior written consent the Company will not, disclose to any person (i) that this agreement has been entered into; (ii) that any investigators, discussions or negotiations are taking place concerning a possible Transaction involving the Company; or (iii) that you have requested or received Evaluation Material from the Company, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof.

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      5. As quickly as practicable following a request by the Company, you will
         (i) return to the Company all written material containing any of the Evaluation Material (whether prepared by the Company or otherwise) and all copies, extracts or other reproductions in whole or in part of such written material, in your possession or in the possession of your Representatives, (ii) destroy all copies of any analyses, compilations, studies or other documents prepared by you or your Representatives for your use containing, utilizing or reflecting any Evaluation Material and (iii) provide the Company with a written certification of such return and destruction. You acknowledge and agree that such return or destruction shall not relieve you of your obligations of confidentiality and your other obligations hereunder.

      6. In the event that you or your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) to disclose any Evaluation Material or any of the information referred to in paragraph 4 of this letter, you will give the Company prompt written notice of such request or requirement as promptly as reasonably practicable under the circumstances and the information which is the subject thereof so that the Company may seek an appropriate protective order or other remedy and waive your compliance with the provisions of this agreement. You will use your best efforts to cooperate with the Company (at the Company's expense) to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained or the Company does not waive compliance with the relevant provisions of this agreement, if you are nonetheless upon advice of your legal counsel, required to disclose information to a tribunal (or stand liable for contempt or suffer other censure or penalty) you may disclose such information to such tribunal; provided, however, that you shall give the Company notice of the information to be disclosed as far in advance as reasonably practicable under the circumstances and shall use your reasonable efforts (at the Company's expense) to obtain an order or other reliable assurance that confidential treatment will be accorded to any portion of such information as the Company designates.

      7. You understand and acknowledge that the Company is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material and neither the Company nor any of its stockholders, owners, or Representatives, will have any liability to you or any other person resulting from your use of or reliance upon the Evaluation Material.

      8. You also understand and agree that unless and until a definitive Transaction agreement has been executed and delivered, no contract or agreement providing for a Transaction with the Company shall be deemed to exist between you and the Company, and neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this or any written or oral expression thereof, except, in the case of this agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term 'definitive Transaction agreement' does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer, bid proposal or expression of interest on your part.

      9. Nothing contained in this agreement shall (a) limit the right of the Company to terminate your access to the Evaluation Material at any time, to reject any or all proposals and terminate discussions and negotiations with you or your Representatives at any time, or to enter into negotiations relating to, or consummate a transaction with, any other party or parties or (b) limit your right to terminate discussions with the Company at any time.

     10. You agree and acknowledge that irreparable injury may result to the Company in the event of a breach by you or your Representatives of your obligations hereunder as to the Company, and in the event of such breach or threat thereof, the Company shall be entitled to, in addition to all other remedies and damages available at law or in equity, seek specific performance, temporary and permanent injunctive relief or other equitable relief to restrain such breach by you without the necessity of proving actual damage or the likelihood of irreparable harm. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege.

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     11. This agreement is for the benefit of you and the Company, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This agreement is not assignable by you without the prior written consent of the Company.

     12. This agreement and the obligations of the parties hereto shall cease and be of no further force and effect from and after the third anniversary of the date hereof except for paragraph 3 of this agreement.

     Please sign both copies of this letter and return one executed copy to me, which will then constitute our mutual agreement with respect to the subject matter of this letter.

                                          Very truly yours

                                          SIGNATURE BRANDS USA, INC.

                                          By: /s/ MEETA VYAS
                                             -----------------------------------
                                              Meeta Vyas, CEO

ACCEPTED AND AGREED:
as of February 17, 1998.

SUNBEAM CORPORATION

By: /s/ DAVID C. FANNIN
    ------------------------------------
    Name:  David C. Fannin
    Title: Executive Vice President and
           General Counsel

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